Exhibit 99.4

2345 Harris Way
San Jose, CA, USA
Tel: 408-954-8333 Fax: 408-954-0623

TELEVIDEO PLAN OF REORGANIZATION CONFIRMED BY BANKRUPTCY COURT

San Jose, CA - July 18, 2006 - TeleVideo, Inc. (OTC BB:TELV.PK), announced that its First Amended of Plan of Reorganization (the “Plan”) was approved by the United States Bankruptcy Court for the District of Delaware, providing TeleVideo with the ability to emerge from its Chapter 11 restructuring.

TeleVideo plans to consummate the Plan as soon as practicable. Upon consummation of the Plan, all of the presently outstanding common stock of Televideo will be cancelled and extinguished.

“We want to assure our customers that our products will continue to remain available with no interruptions,” said Viktor Khan of TeleVideo.

TeleVideo was advised by ThoughtStorm Strategic Capital, who served as its financial advisor in the restructuring.

About Televideo

A pioneering Silicon Valley company, TeleVideo, Inc. began in 1975 as the innovator and market leader of smart text terminals. TeleVideo established itself as a leading supplier in the video display terminal industry. The Company pioneered a new generation of computer terminals with the introduction of its first “smart” terminals, based on the Intel microprocessor, at a time when dumb terminals were the industry standard. Televideo still holds a number of proprietary terminal emulations, including the TV910 and TV955, which have been industry standards for more than 15 years and even now are used in millions of terminals worldwide.

TeleVideo markets its products worldwide primarily through distributors, value-added resellers, systems integrators, and original equipment manufacturers. Designed for corporate and vertical IT professionals and end users, TeleVideo’s family of products allows for more secure, manageable and cost-effective network computing in healthcare, business, government and more. For more information, please visit www.televideo.com